Exhibit 99.1

Renewable Energy Group Reports

Third Quarter 2012 Financial Results

Summary

•    62 million gallons sold, up 40% year-over-year

•    Revenue of $323 million, up 26% year-over-year

•    Cash flow from operations of $6.2 million

•    Adjusted EBITDA loss of $2.3 million due to risk management transactions and RIN price declines

•    Distribution expanded with new terminal locations in New Mexico and California

•    Acquired a 15 million gallon-per-year multi-feedstock plant in New Boston, Texas, after the close of the quarter

Ames, IA, November 6, 2012 /Business Wire/—Renewable Energy Group, Inc. (NASDAQ:REGI) today announced its financial results for the quarter ended September 30, 2012.

Revenues for the third quarter were $322.9 million, an increase of 26% compared to revenues of $256.5 million for the same period in 2011. Third quarter 2012 adjusted EBITDA was a loss of $2.3 million, a decrease of 105% compared to $46.7 million for the same period in 2011. The balance sheet remained strong with cash of $88.3 million at the close of the quarter, compared to $87.1 million at June 30, 2012.

“REG achieved meaningful success in the quarter, even with the adjusted EBITDA loss that was caused by accounting for risk management positions and RIN price declines,” said Daniel J. Oh, President and Chief Executive Officer of REG. “Our revenues continued to increase, our gallons sold were up 40% compared to third quarter 2011, we acquired additional production capacity at an attractive price, and we expanded distribution.”

Oh continued, “We remain optimistic about the growing biodiesel industry and are especially pleased with EPA’s formalized 2013 Renewable Volume Obligation (RVO). With an RVO that is 28% above this year’s, the industry demand outlook is solid. Our acquisition of the New Boston, Texas facility is evidence of our long-term confidence and our commitment to remain a leader in the industry.”

Operating Highlights

REG produced 45 million gallons of biodiesel in the third quarter of 2012, compared to 39 million gallons in the same period in 2011. REG sold 62 million gallons of biodiesel in the third quarter, an increase of 40% compared to the same period in 2011. The increase in gallons sold was primarily due to increased production capacity compared to last year as well as greater distribution capabilities from new terminal locations.

REG executed its plan to grow its domestic distribution footprint by commencing sales at two new terminals in the western U.S. In late July, the company opened a sales terminal at its partially constructed biorefinery in Clovis, New Mexico. In August, the company began sales to West Coast regional distributors from a new terminal agreement near Long Beach, California.

After the close of the quarter, REG acquired a 15 million gallon-per-year capacity, multi-feedstock biorefinery in New Boston, Texas, near Texarkana. The company purchased the off-line refinery for 900,000 shares of common stock and $0.3 million cash. The acquisition will expand the company’s nameplate capacity to 227 million gallons per year, strengthening its leadership position within the industry. The company expects to commence production at New Boston within the first quarter of 2013.

Third Quarter 2012 Financial Results

Revenues for the third quarter were $322.9 million, representing a 25.9% increase over the third quarter of 2011. Revenue growth was driven by a 40% year-over-year increase in gallons sold, offset by a 22% decline in average selling price during the same time period. Average selling price declined mostly due to a sharp drop in RIN prices late in the quarter.

Gross profit for the quarter was 0.9%, which compares to 21.3% in the prior year period. Gross profit was impacted negatively by two factors: the accounting for risk management positions, and the severe decline in RIN prices late in the quarter. Biodiesel cost of goods sold includes an $18 million loss on risk management contracts. This was largely a function of timing and the result of large movements in heating oil and soybean oil price indices in late September as well as an adjustment of $8.2 million on RIN inventory to reflect the lower of cost or market as of September 30, 2012.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization and further adjusted for certain items identified below under “Adjusted EBITDA Reconciliation”, declined 105% year–over-year to a loss of $2.3 million. REG generated cash flow from operations of $6.2 million in the quarter, a decline of 62% from the $16.0 million generated in the prior year period.

The table below summarizes REG’s results for Q3 2012:

REG Q3 2012 Revenue and Adjusted EBITDA Summary

(dollars and gallons in thousands)

	Q3 2012	Q3 2011	Change
Gallons sold	61,699	44,217	+40%
Revenues	$322,912	$256,502	+26%
Cash flow from Operations	$6,168	$16,034	-62%
Adjusted EBITDA	($2,288)	$46,714	-105%
Adjusted EBITDA Margin	-0.7%	18.2%

Balance Sheet and Liquidity

At September 30, 2012, REG had cash and cash equivalents of $88.3 million. Operating cash flow for the quarter was negatively impacted by a $10.6 million increase in accounts receivable and an $8.9 million reduction in accounts payable. Accounts receivable grew due to increasing sales volume during the quarter. The negative impacts were more than offset by a $19.3 million reduction in inventories. The inventory decline was balanced between a reduction in raw materials as REG drew down feedstock purchased in earlier periods at favorable prices and a reduction in finished goods.

Of the $6.2 million of operating cash flow generated in the quarter, $2.0 million was deployed in capital expenditures, $2.7 million was used to repurchase shares due to tax net settlement on vesting securities, $0.3 was used for a slight reduction in debt, and the remaining $1.2 million increased cash.

Adjusted EBITDA Reconciliation

REG presents Adjusted EBITDA because the company believes it assists investors in analyzing its performance across reporting periods on a consistent basis. In addition, REG uses Adjusted EBITDA to evaluate, assess and benchmark its financial performance on a consistent and comparable basis. REG excludes non-cash stock-based compensation and non-cash other income (expense) items because it does not believe that they are indicative of the company’s ongoing operating performance. REG’s measure of Adjusted EBITDA might be different than similar financial measures used by other companies. Non-GAAP metrics are not determined in accordance with GAAP and are not a substitute for or superior to financial measures determined in accordance with GAAP. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenues.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2012	2011	2012	2011
Net income (loss)	$(6,040)	$(2,007)	$22,410	$781
Adjustments:
Income from equity investments	—	(649)	—	(501)
Income tax expense (benefit)	(2,165)	4,752	3,669	4,752
Interest expense	1,150	2,183	3,262	5,642
Other (income) expense, net	(56)	(239)	(121)	(713)
Change in fair value of Seneca Holdco liability	—	977	(349)	2,500
Change in fair value of preferred stock conversion feature embedded derivatives	—	38,483	(11,975)	55,571
Expense settled with stock issuance	—	—	1,898	—
Straight-line lease expense	(31)	393	(237)	1,809
Depreciation	2,097	1,851	6,192	5,245
Amortization	(208)	(97)	(553)	(351)
Non-cash stock compensation	2,965	1,067	12,687	3,047

Adjusted EBITDA	$(2,288)	$46,714	$36,883	$77,782

Third Quarter Conference Call

REG will sponsor a conference call to discuss results today at 4:30 p.m. EST/3:30 p.m. CST. Daniel J. Oh, President and Chief Executive Officer, and Chad Stone, Chief Financial Officer, will host the call. Investors in the U.S. interested in participating in the live call should dial +1 (877) 810-3368 and enter passcode: 45250184. Those calling from outside the U.S. should dial +1 (760) 298-5082 and use the same passcode: 45250184. A telephone replay will be available approximately two hours after the call concludes through November 20, 2012 by dialing from the U.S. +1 (855) 859-2056, or from international locations +1 (404) 537-3406, and entering passcode: 45250184. A simultaneous live webcast will be available on the Investor Relations section of the Company’s website at http://investor.regi.com/. The webcast will be archived on the website for one year.

About Renewable Energy Group

Renewable Energy Group is the largest producer of biodiesel in the United States. Utilizing an integrated value chain model, Renewable Energy Group is focused on converting natural fats, oils and greases into advanced biofuels. Currently with more than 225 million gallons of annual production capacity at biorefineries across the country, REG is a proven biodiesel partner in the distillate marketplace.

For more than a decade, REG has been a reliable supplier of biodiesel which meets or exceeds ASTM quality specifications. We sell REG-9000® biodiesel to distributors to provide Americans cleaner burning fuels that help lessen our dependence on foreign oil. REG-9000 branded biodiesel is distributed in nearly every state in the U.S. For more information, please visit the company’s website at http://www.REGI.com.

Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding growth in the biodiesel industry and the timing for commencement of operations at the recently acquired New Boston production facility. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the effect of governmental programs on our business; government policymaking and mandates relating to renewable fuels; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; expected future financial performance; our liquidity and working capital requirements; availability of federal and state governmental tax credits and incentives; anticipated trends and challenges in our business and competition in the markets in which we operate; our ability to estimate our feedstock demands and biodiesel sales; our dependence on sales to a limited number of customers and distributors; technological obsolescence; our expectations regarding future expenses; our ability to successfully implement our acquisition strategy; and other risks and uncertainties described from time to time in REG’s annual report on Form 10-K, quarterly reports on Forms 10-Q and other periodic filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Investor Relations: ICR, LLC Gary Dvorchak, CFA Senior Vice President +1 (310) 954-1123 gary.dvorchak@icrinc.com	Company: Renewable Energy Group Chad Stone Chief Financial Officer +1 (515) 239-8091 Chad.Stone@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
REVENUES:
Biodiesel sales	$321,005	$233,925	$774,820	$518,346
Biodiesel government incentives	1,868	22,497	8,070	38,763

	322,873	256,422	782,890	557,109
Services	39	80	196	140

	322,912	256,502	783,086	557,249

COSTS OF GOODS SOLD:
Biodiesel	320,078	201,878	732,113	463,962
Services	43	79	199	121

	320,121	201,957	732,312	464,083

GROSS PROFIT	2,791	54,545	50,774	93,166
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	9,902	11,045	33,878	25,134

INCOME (LOSS) FROM OPERATIONS	(7,111)	43,500	16,896	68,032

OTHER INCOME (EXPENSE), NET:
Change in fair value of preferred stock conversion feature embedded derivatives	—	(38,483)	11,975	(55,571)
Change in fair value of Seneca Holdco liability	—	(977)	349	(2,500)
Other income (expense), net	56	239	121	713
Interest expense	(1,150)	(2,183)	(3,262)	(5,642)

	(1,094)	(41,404)	9,183	(63,000)

INCOME (LOSS) BEFORE INCOME TAXES AND INCOME FROM EQUITY INVESTMENTS	(8,205)	2,096	26,079	5,032
INCOME TAX BENEFIT (EXPENSE)	2,165	(4,752)	(3,669)	(4,752)
INCOME FROM EQUITY INVESTMENTS	—	649	—	501

NET INCOME (LOSS)	(6,040)	(2,007)	22,410	781

EFFECTS OF RECAPITALIZATION	—	—	39,107	—
LESS—ACCRETION OF SERIES A PREFERRED STOCK TO REDEMPTION VALUE	—	(6,477)	(1,808)	(18,553)
LESS—CHANGE IN UNDISTRIBUTED DIVIDENDS ALLOCATED TO PREFERRED STOCKHOLDERS	(862)	(3,221)	(1,685)	(9,467)
LESS—DISTRIBUTED DIVIDENDS TO PREFERRED STOCKHOLDERS	—	—	(1,470)	—
LESS—EFFECT OF PARTICIPATING PREFERRED STOCK	—	—	(8,952)	—
LESS—EFFECT OF PARTICIPATING SHARE-BASED AWARDS	—	—	(3,145)	—

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$(6,902)	$(11,705)	$44,457	$(27,239)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.24)	$(0.34)	$1.60	$(0.81)

Diluted	$(0.24)	$(0.34)	$0.28	$(0.81)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	29,292,349	34,738,903	27,729,676	33,699,728

Diluted	29,292,349	34,738,903	33,676,699	33,699,728

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

AS OF SEPTEMBER 30, 2012 AND DECEMBER 31, 2011

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	September 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$88,282	$33,575
Total current assets	203,647	150,022
Property, plant and equipment, net (including variable interest entities)	234,594	232,223
Goodwill	84,864	84,864
Total assets	538,318	484,447
LIABILITIES AND EQUITY
Current maturities of notes payable (including variable interest entities)	27,358	8,473
Total current liabilities	70,436	59,862
Preferred stock embedded conversion feature derivatives	—	53,822
Seneca Holdco Liability, at fair value	—	11,903
Long term notes payable (including variable interest entities)	46,144	73,079
Total liabilities	133,312	216,092
Redeemable preferred stock—Series A	—	147,779
Redeemable preferred stock—Series B	83,165	—
Total stockholders’ equity	321,841	120,576
Total liabilities and equity	538,318	484,447

Selected Condensed Consolidated Balance Sheet Information (historical)

The preceding table describes our selected condensed consolidated balance sheet information as of September 30, 2012 and December 31, 2011 on a historical basis.